Exhibit 10.10

EXECUTION VERSION

SUCCESSION AGREEMENT

This Succession Agreement (this “Agreement”) is made and entered into by and among Leslie’s Poolmart, Inc. (“LPM”), Leslie’s, Inc. (f/k/a Leslie’s Holdings, Inc.) (the “Company” and, together with LPM, the “Companies”) and Eric Kufel (“Mr. Kufel”) on October 19, 2020 (“Execution Date”), but shall be effective as of the date of consummation of the Company’s initial public offering (“IPO”) pursuant to its filed Registration Statement on Form S-1 (File No. 333-249372) (the “Effective Date”). If the Effective Date does not occur for any or no reason, this Agreement shall be null and void ab initio, and the Employment Agreement (as defined below) shall remain in full force and effect in accordance with its terms.

RECITALS

WHEREAS, LPM and Mr. Kufel are parties to that certain Amended and Restated Employment Agreement, dated as of January 12, 2020, and effective as of October 1, 2019 (the “Employment Agreement”), pursuant to which Mr. Kufel was employed as Executive Advisor to LPM, after previously serving as the Executive Chairman of LPM.

WHEREAS, as a result of the Company’s anticipated IPO, the Board of Directors of the Company (the “Board”) and Mr. Kufel have mutually agreed that a further succession and transition in his roles and responsibilities with the Companies would be in their mutual best interests upon the Company becoming a publicly-traded company on the Effective Date.

WHEREAS, in accordance with Mr. Kufel’s mutually agreed upon succession and transition as described in this Agreement, the Companies and Mr. Kufel have agreed that (i) the Employment Agreement and Mr. Kufel’s employment thereunder will automatically terminate on the Effective Date; (ii) Mr. Kufel will continue to serve on the Board as a non-employee director from and after the Effective Date, for an initial term set to expire at the Company’s 2021 annual meeting of stockholders; and (iii) in consideration of terminating the Employment Agreement and Mr. Kufel changing his roles and responsibilities with the Companies as described in this Agreement, to facilitate Mr. Kufel’s succession and transition to such new roles and responsibilities and to reward Mr. Kufel for his outstanding contributions to the Company’s success, Mr. Kufel will be paid a one-time cash payment in the amount of $250,000 (the “Succession Payment”).

WHEREAS, as a result of the above, the Companies and Mr. Kufel desire to enter into this Agreement on the terms and conditions set forth below.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    Termination of Employment Agreement. Effective automatically, and without further deed or action by any party, on the Effective Date, the Employment Agreement will terminate and will be replaced in its entirety by this Agreement. In connection with such termination, Mr. Kufel shall receive from the Company, in full and final satisfaction of any and all of his entitlements under the Employment Agreement (including, without limitation under Section 8(d) thereof), the following: (a) the amounts and benefits specified in Section 8(d)(i) of the

Employment Agreement, which will be paid and provided in accordance with Section 8(a) of the Employment Agreement; (b) the Succession Payment, which will be paid through LPM’s payroll on or before October 23, 2020, provided, that, Mr. Kufel’s right to retain the Succession Payment will be subject to (i) the occurrence of the Effective Date and (ii) his execution and non-revocation of a release of claims in the form attached hereto as Exhibit A within thirty (30) days after the date hereof, but not before the Effective Date; and (c) in lieu of the COBRA premium reimbursements due under Section 8(d)(iii) of the Employment Agreement, the opportunity for continued participation in the Companies’ health plans, which will be provided in accordance with Section 2(b) below. For the avoidance of doubt, in the event of any conflict between this Agreement and the Employment Agreement as it pertains to the Succession Payment or any other matters, this Agreement will govern and control.

2.    Director Position. Prior to the Effective Date, Mr. Kufel will be appointed by the Board to serve as a Class I director on the Board, for an initial term that will commence on the Effective Date and expire at the Company’s 2021 annual meeting of stockholders, and in all events subject to the terms and conditions of the Company’s Certificate of Incorporation and Bylaws and Delaware General Corporate Law. During his tenure as a member of the Board, (a) Mr. Kufel will receive compensation from the Company in such amounts and types, at such times and subject to such terms and conditions, in each case, as other non-employee directors serving on the Board; and (b) Mr. Kufel, his spouse and his eligible dependents will continue to be eligible to participate in any medical, dental, vision plans or policies otherwise then generally made available by the Company to its executives, provided, that, Mr. Kufel pays the same portion of the premiums and related deductibles and copays required under the plan in connection with such participation as paid by other actively-employed executives of the Companies, all of which are subject to change at least annually; and provided, further, that in the event that Mr. Kufel obtains other employment, such continuation of coverage by the Company under this Section 2 shall immediately cease.

3.    Restrictive Covenants. Mr. Kufel hereby reaffirms the restrictive covenants and related provisions set forth in Sections 10 and 12 of the Employment Agreement; provided, that, (a) the term “Company Group” will be defined as the Company and its direct and indirect subsidiaries and affiliates; and (b) the restrictive covenants set forth in Sections 10(b) and 10(c) of the Employment Agreement will apply during the term of Mr. Kufel’s services on the Board and for two (2) years after termination thereof.

4.    Governing Law; Jurisdiction. Section 18 of the Employment Agreement will apply mutatis mutandis to this Agreement.

5.    Indemnification; D&O Insurance. Mr. Kufel shall be provided with an indemnification agreement on the same terms as the Company’s other directors and shall be covered as an officer and director under any directors’ and officers’ liability insurance policy maintained from time to time by the Company for the benefit of its directors.

6.    Assignability. Section 13 of the Employment Agreement will apply mutatis mutandis to this Agreement.

7.    Notice. Any written notice or other document required or permitted to be given under this Agreement, including payments, shall be personally delivered or mailed, by certified

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mail or by first class U.S. mail, if to Mr. Kufel, to his residential address on file at the Company and, if to either of the Companies, to its corporate headquarters, attention General Counsel. Notice shall be deemed to have been given immediately upon personal delivery or on the third business day following placement in the U.S. mail in the continental United States (or on the fifth business day if placed in the U.S. mail elsewhere in the United States) as specified above.

8.    Successors. Any payments and benefits due to Mr. Kufel under this Agreement that have not been made to Mr. Kufel at the time of Mr. Kufel’s death will be made to his surviving spouse or, if none, to his estate. This Agreement will inure to the benefit of, and be enforceable by, the Companies and their successors and Mr. Kufel and his beneficiaries, administrators and executors.

9.    Survival of Obligations. Provisions of this Agreement imposing obligations that, by character, design or otherwise, must be or can be discharged following termination of Mr. Kufel’s term as a member of the Board will remain in effect after the end of Mr. Kufel’s term as a member of the Board until all such obligations are discharged.

10.    Counterparts. This Agreement may be executed in counterparts, which may be delivered by any electronic means. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

11.    No Waiver. A party’s failure to enforce any provision or provisions of this Agreement will not prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.    Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement.

13.    Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and, on the Effective Date, supersedes all prior and contemporaneous oral and/or written agreements, including the Employment Agreement (except for the provisions that survive in accordance with this Agreement). Other than as described in this Agreement, there are no other agreements, written or oral, expressed or implied, between the parties hereto concerning the subject matter hereof. This Agreement may be modified or amended only by an agreement in writing signed by the parties.

14.    Representations and Warranties. The Companies represent and warrant to Mr. Kufel that this Agreement has been approved by the Board. Mr. Kufel represents and warrants to the Companies that the execution and performance of this Agreement do not and will not conflict with, violate or give rise to any liability on the part of Mr. Kufel or the Companies under any agreement or policy to which Mr. Kufel is subject or bound.

15.    Mr. Kufel’s Legal Fees. Within thirty (30) days of the Execution Date, the Company shall pay for all of the legal fees reasonably incurred by Mr. Kufel in connection with the preparation and negotiation of this Agreement, subject to Mr. Kufel’s provision of documentation of such legal fees that is reasonably satisfactory to the Company.

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16.    Tax Matters. Section 21 of the Employment Agreement will apply mutatis mutandis to this Agreement; provided, that, with respect to all compensation payable to Mr. Kufel from and after the Effective Date in connection with his service as a a non-employee director, Mr. Kufel will be solely responsible for payment of all federal, state, local and foreign taxes, as applicable, as Mr. Kufel will be serving in the capacity of an independent contractor.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Execution Date.

LESLIE’S POOLMART, INC.

By:
Michael R. Egeck
Chief Executive Officer

LESLIE’S, INC.

By:
Michael R. Egeck
Chief Executive Officer

MR. KUFEL

Eric Kufel

[Signature page to Succession Agreement]

Exhibit A

General Release

I, Eric Kufel, in consideration of and subject to the performance by Leslie’s Poolmart, Inc. (together with its affiliates, the “Company”) of its obligations under the Succession Agreement, dated as of October 19, 2020 (the “Succession Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Succession Agreement.

1.    I understand that the Succession Payment represents, in part, consideration for signing this General Release and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Succession Payment, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. The Succession Payment will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected or claimed against the Company and/or any of the Released Parties, which I, my spouse or any of my heirs, executors, administrators or assigns ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company to the date on which I execute this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement and the Succession Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement or the Succession Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company or any Released Party, or in the event that I should seek to recover against the Company or any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.    I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement (as modified by the Succession Agreement) if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement (as modified by the Succession Agreement) on or after the termination of my employment.

9.    I agree that the Agreement is confidential and agree not to disclose any information regarding the terms of the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law and except as provided in Sections 10(a)(i) and 10(a)(ii) of the Agreement, and I will instruct each of the foregoing not to disclose the same to anyone.

10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.    I hereby acknowledge that Sections 10 through 13, 16 and 18 through 21 of the Employment Agreement (as defined in the Succession Agreement) shall survive my execution of this General Release.

12.    I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement or the Succession Agreement after the date hereof.

14.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;

6.

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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